Investor Contact	Media Contact
Matthew Rohrmann	Keith Trivitt
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	keith.trivitt@axiscapital.com
(212) 940-3339	(212) 715-3557

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY'S
2017 LOSS DEVELOPMENT TRIANGLES

PEMBROKE, Bermuda – June 18, 2018 – AXIS Capital Holdings Limited (“AXIS Capital” or the "Company") (NYSE: AXS) today announced the publication of the Company's 2017 Loss Development Triangles. A copy of this document is available in the Investor Relations section of the Company's website, www.axiscapital.com.

The data is presented as of December 31, 2017, on an accident-year basis and includes paid, incurred and ultimate losses on a net and gross basis. Development triangles for paid, incurred and ultimate losses are provided on a net of reinsurance basis, thus allowing for a more direct reconciliation between the triangles and the Company's published net financial information. The information for the development triangles is provided for 11 reserving classes of business that fall under the Company's two reportable segments, Insurance and Reinsurance.

Consistent with the Company’s Form 10-K filing, for the year ended December 31, 2017, the Accident & Health business has been grouped within Insurance Property. This will be reclassified as Insurance and Reinsurance for 2018 and onwards. To avoid distortions to the triangles, Novae Group plc ("Novae"), which includes Syndicate 2007, and Compagnie Belge d'Assurances Aviation NV/SA ("Aviabel") are not reflected in the triangles unless explicitly stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders' equity at March 31, 2018, of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada, and Latin America. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn: http://bit.ly/2kRYbZ5.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com